Exhibit 3

                      TRANSACTION IN SHARES OF THE COMPANY

During the past 60 days or since the most recent filing on Schedule 13D, The Reporting Persons purchased 2,000,000 Shares in a single block transaction on May 19, 2000 at a price of $7.875 per Share (excluding commissions) in the third market. The Reporting Persons allocated these Shares as follows:


      Reporting Person
        With Direct
         Beneficial                          Number of
         Ownership                             Shares
         ---------                             ------
Greenway Partners, L.P.                         200,000
Greentree Partners, L.P.                        100,000
Greensea Offshore, L.P.                         400,000
Alfred D. Kingsley                              140,000
Greenbelt Corp.                               1,160,000